Exhibit (h)(2)

MASTER SERVICES AGREEMENT

AGREEMENT made as of May 24, 2004, between BISYS FUND SERVICES OHIO, INC. ("BISYS"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and CAPSTONE CHRISTIAN VALUES FUNDS, INC. (the "Company"), a Maryland corporation having its principal place of business at 5847 San Felipe, Suite 4100, Houston, Texas 77057.

WHEREAS, the Company desires that BISYS perform fund accounting, transfer agency, financial administration and blue sky administration services for each investment portfolio of the Company listed on Schedule A hereto (each a "Fund" and collectively, the "Funds"), as well as such additional investment portfolios as hereafter may be established from time to time by the Company and;

WHEREAS, BISYS is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Company and BISYS hereby agree as follows:

    Retention of BISYS

    The Company hereby retains BISYS to act as transfer agent, fund accountant, financial administrator and blue sky administrator of the Company, and to furnish the Company with transfer agency, fund accounting, financial administration and blue sky administration services as set forth in Sections 2(a) through (d) below. BISYS and the Company hereby agree that BISYS will perform the services upon the terms set forth in this Agreement. BISYS and Capstone Asset Management Company (the "Administrator"), the administrator of the Company, shall consult and coordinate with one another in connection with BISYS' services.

    BISYS shall, for all purposes herein, be deemed to be an independent contractor and, except as may otherwise be expressly provided or authorized, shall have no authority to act for or represent the Company in any way, and shall not be deemed an agent of the Company or any Funds.

    Services

      Transfer Agency Services. BISYS shall act of the transfer agent of the Company and shall perform for the Company the transfer agency services set forth in Schedule B hereto. BISYS also agrees to perform for the Company such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time. BISYS shall perform such additional services, and furnish such reports, as the parties mutually agree upon from time to time, for which the Company will pay BISYS the amounts agreed upon between them.

      Fund Accounting Services. BISYS shall act as the fund accountant of the Company and shall perform for the Company the fund accounting services described in Schedule C hereto. BISYS shall also perform such special accounting services, and furnish such reports, as the parties mutually agree upon from time to time, for which the Company will pay BISYS the amounts agreed upon between them.

      Financial Administration Services. BISYS shall act as the financial administrator of the Company and shall perform for the Company the financial administration services described in Schedule D hereto. BISYS shall also perform such special accounting services, and furnish such reports, as the parties mutually agree upon from time to time, for which the Company will pay BISYS the amounts agreed upon between them.

      Blue Sky Administration Services. BISYS shall also perform the blue sky administration services in connection with the registration and qualification of the shares of the Funds for sale in the various states. Utilizing a data feed from the Funds' transfer agent containing gross sales information, BISYS will prepare such reports, applications and documents as may be necessary to register the shares of the Funds with state securities authorities; BISYS will monitor the sale of shares for compliance with state securities laws, as described in Schedule D. BISYS shall perform such other blue sky administration services for the Company and each of the Funds that are mutually agreed upon by the parties from time to time, for which the Company will pay BISYS the amounts agreed upon between them.

    BISYS shall provide the Company with such personnel, compensation and facilities as BISYS shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, at the request of the Board of Directors of the Company (the "Board"), BISYS shall report to the Board concerning the performance of its obligations hereunder.

    Except as explicitly set forth herein, BISYS shall perform additional services only as are provided on an amendment to the relevant Schedule, in consideration of such fees as the parties hereto agree.

    BISYS may utilize agents in its performance of services and, with the prior approval the Company, may appoint in writing other parties qualified to perform specific transfer agency, fund accounting financial administration or blue sky administration services reasonably acceptable to the Company (individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that any such agent (including a Sub-Agent) shall be the agent of BISYS and not the agent of the Company, and BISYS shall be fully responsible for the acts of its agents and shall not be relieved of any of its responsibilities hereunder by the appointment of agents.

    Allocation of Charges and Expenses

    BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall pay all compensation, if any, of officers of the Company and Directors of the Company who are affiliated persons of BISYS or any affiliated entity of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any employee of the Company retained by the Board to perform services on behalf of the Company.

    The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Directors who are not affiliated persons of BISYS or any affiliated corporation of BISYS (fees for other "interested Directors" may be paid by parties other than the Company), insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers.

    Fees and Expenses

      The Company shall pay compensation to BISYS for the services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule E. Fees for any additional services to be provided by BISYS pursuant to an amendment to any of Schedules B, C or D shall be subject to mutual agreement at the time such amendment is proposed.

      In addition to paying BISYS the fees described in Schedule E, the Company agrees to reimburse BISYS for all of its out-of-pocket expenses reasonably incurred in providing services hereunder, including:

        All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred in communication with the Company or others as required;

        The cost of microfilm or microfiche of records or other materials;

        Any expenses incurred at the written direction of an officer of the Company; provided however, that such officer is not an officer or employee of BISYS or its affiliates;

        The reasonable travel and lodging expenses incurred by BISYS employees who are invited to attend Board and shareholder meetings of the Funds;

        All state registration fees paid to qualify the Company's shares for sale in each state;

        Check and payment processing fees;

        Fulfillment;

        IRA custody and other related fees;

        NSCC and related costs;

        Sales taxes;

        Costs of tax forms;

        All freight and other delivery and bonding charges incurred in delivering materials to and from the Company; and

        Costs of shareholder correspondence;

      In addition, BISYS shall be entitled to receive the following miscellaneous fees and charges:

        Ad hoc reporting fees billed at an agreed upon rate;

        Fees for pricing information used in connection with pricing the securities and other investments of the Funds;

        A fee for managing and overseeing the report, print and mail functions performed by BISYS using third-party vendors; and

        Cost of postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required by BISYS for the performance of the services to be provided hereunder; and

        Fees associated with providing the AML Services, as defined in Section 23;

        System development fees, billed at the rate of $150 per hour, as approved by the Company, and all systems-related expenses, as agreed upon in advance, associated with the provision of special reports and services;

        Fees for development of custom interfaces, billed at a mutually agreed upon rate;

        Expenses associated with the tracking of "as-of trades, billed at the rate of $50 per hour, as approved by the Company;

        A check fee of $8 per payment in connection with each payment of state registration fees; and

        Interactive Voice Response System fees, charged according to BISYS' standard rate schedule, and applicable to the level of service (e.g., basic, transaction, premium) selected.

    All rights of compensation under this Agreement for services performed and for expense reimbursement shall survive the termination of this Agreement.

    Effective Date

    This Agreement shall become effective upon the conversion of the Company's shareholder accounts to BISYS' systems, on or about May 24, 2004 (or such other date as may be mutually agreed upon by the parties) (the "Effective Date").

    Term

    This Agreement shall continue in effect for a period of three (3) years, until May 23, 2007 (the "Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one year periods ("Rollover Periods"). This Agreement may be terminated only (i) by provision of a written notice of nonrenewal at least ninety (90) days prior to the end of the Initial Term or any Rollover Period, as the case may be, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause.

    For purposes of this Agreement, "cause" shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

    Notwithstanding the foregoing, following any such termination, in the event that BISYS in fact continues to perform any one or more of the services contemplated by this Agreement (or any Schedule or exhibit hereto) with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Company, in addition to the fees and expenses provided in the Section 3 and 4 of this Agreement, the amount of all of BISYS' cash disbursements in connection with BISYS' activities in effecting such termination, including without limitation, the delivery to the Company and/or its distributor or investment adviser and/or other parties of the Company's property, records, instruments and documents.

    If, for any reason other than (i) nonrenewal, (ii) mutual agreement of the parties or (iii) "cause" for termination of BISYS hereunder, BISYS' services are terminated hereunder, BISYS is replaced as transfer agent, fund accountant, financial administrator or blue sky administrator, or if a third party is added to perform all or a part of the services provided by BISYS under this Agreement (excluding any Sub-Agent appointed as provided in Section 2 hereof), then the Company shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to BISYS equal to the balance that would be due BISYS for its services hereunder during the lesser of (x) the next twelve (12) months, or (y) the number of months remaining in the then-current term of this Agreement, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by BISYS for each month shall be based upon the average assets, number of shareholder accounts and corresponding fees payable to BISYS monthly during the twelve (12) months prior to the date that services terminate, BISYS is replaced or a third party is added.

    In the event the Company or any Fund is merged into another legal entity in part or in whole pursuant to any form of business reorganization or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide transfer agency services consistent with this Agreement, including the number of accounts subject to such services. The one-time cash payment referenced above shall be due and payable on the day prior to the first day in which services are terminated, BISYS is replaced or a third party is added.

    The parties further acknowledge and agree that, in the event services are terminated, BISYS is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate BISYS for damages incurred and is not intended to constitute any form of penalty.

    Standard of Care; Uncontrollable Events, Limitation of Liability

    BISYS shall use reasonable professional diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Company for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of BISYS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against BISYS hereunder.

    BISYS shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement. Upon the Company's reasonable request, BISYS shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, BISYS assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control. Events beyond BISYS' reasonable control include, without limitation, force majeure events. Force majeure events include natural disasters, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its reasonable control, BISYS shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

    BISYS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of BISYS relating to the services provided by BISYS under this Agreement.

    NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL BISYS, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

    Legal Advice

    BISYS may apply to the Company at any time for instructions and may consult with counsel for the Company and with accountants and other experts with respect to any matter arising in connection with BISYS' duties, and BISYS shall not be liable nor accountable for any action taken or omitted by it reasonably and in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts. BISYS shall notify the Company at any time BISYS believes that it is in need of the advice of counsel (other than counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS' responsibilities and duties pursuant to this Agreement. After so notifying the Company, BISYS, shall be entitled to seek, receive and act upon advice of legal counsel to the Company (or such other legal counsel if said advice is not timely furnished by legal counsel to the Company), and such advice will be at the expense of the Company unless it relates to a matter involving BISYS' willful misfeasance, bad faith or negligence or the reckless disregard by BISYS of its responsibilities and duties hereunder, and BISYS shall not be liable to the Company or any Fund or any shareholder or beneficial owner of the Company for any action reasonably taken pursuant to such advice.

    Instructions / Certain Procedures, etc.

    BISYS shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Company until receipt of actual notice thereof from the Company.

    Whenever BISYS is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, BISYS shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by BISYS to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

    As to the services to be provided hereunder, BISYS may rely conclusively upon the terms of the most recent Prospectus and Statement of Additional Information of the Company relating to the extent that such services are described therein (and such descriptions are not clearly inconsistent with applicable provisions of this Agreement), unless BISYS receives written instructions to the contrary in a timely manner from the Company. BISYS'

    The parties hereto may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and BISYS may reasonably assume that any special procedure which has been approved by an executive officer of the Company (other than an officer or employee of BISYS or its affiliates) does not conflict with or violate any requirements of the Company's Declaration of Company, By-Laws or then-current Prospectuses, or any rule, regulation or requirement of any regulatory body.

    The Company acknowledges receipt of a copy of BISYS' policy related to the acceptance of trades for prior day processing (the "BISYS As-of Trading Policy"). BISYS may amend the BISYS As-of Trading Policy from time to time in its sole discretion, but will endeavor to provide notice to the Company of such amendment. BISYS may apply the BISYS As-of Trading Policy whenever applicable, unless BISYS agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Company and furnished to BISYS by the Company.

    The Company acknowledges and agrees that deviations from BISYS' written transfer agent compliance procedures may involve a substantial risk of loss. In the event an authorized representative of the Company requests that an exception be made from any written compliance or transfer agency procedures adopted by BISYS, or any requirements of the AML Program (as defined in Section 16), BISYS may in its sole discretion determine whether to permit such exception. hi the event BISYS determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Company (other than an officer or employee of BISYS or its affiliates) and delivered to BISYS (an "Exception"); provided that an Exception concerning the requirements of the Company's AML Program shall be authorized by the Company's AML Compliance Officer (as defined in Section 16). An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until BISYS receives written notice from the Company that such instrument has been terminated and the Exception is no longer in effect). Notwithstanding any provision in this Agreement that expressly or by implication provides to the contrary, as long as BISYS acts in good faith, BISYS shall have no liability for any loss, liability, expenses or damages to the Company resulting from the Exception, and the Company shall indemnify BISYS and hold BISYS harmless from any loss, liability, expenses (including reasonable attorneys fees) and damages resulting to BISYS therefrom.

    Indemnification

    The Company agrees to indemnify and hold harmless BISYS, its employees, agents, Directors, officers and nominees from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses (including reasonable investigation expenses) (collectively, "Losses") directly and proximately arising out of or in any way relating to BISYS' actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests pertaining to Services hereunder, that are given or made to BISYS by the Company, or the Administrator, or other authorized agents of the Company with which BISYS must interface in providing Services; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties.

    BISYS shall indemnify, defend, and hold the Company, and its Directors, officers, agents and nominees harmless from and against any and all Losses resulting directly and proximately from BISYS' willful misfeasance, bad faith or negligence in the performance of its duties or obligations hereunder.

    The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

    The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnified party shall not effect any settlement without the consent of the indemnifying party unless such settlement imposes no liability, responsibility or other obligation upon the indemnifying party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

    Record Retention and Confidentiality

    BISYS shall keep and maintain on behalf of the Company all books and records which are customary or which BISYS is required to keep and maintain in connection with its services pursuant to applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). BISYS further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the Securities and Exchange Commission (the "Commission") at reasonable times.

    BISYS shall otherwise keep confidential all books and records relating to the Company and its shareholders, except when (i) disclosure is required by law, (ii) BISYS is advised by counsel that it may incur liability for failure to make a disclosure, (iii) BISYS is requested to divulge such information by duly-constituted authorities or court process, or (iv) BISYS is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Company or the dealer of record as to such account. BISYS shall provide the Company with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable. The provisions of this Section 11 are subject to the provisions of Section 23.

    Reports

    BISYS shall furnish to the Company, the Administrator and to the Company's properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company in writing, such reports at such times as are prescribed pursuant to this Agreement, or as subsequently agreed upon by the parties pursuant to an amendment to this Agreement. The Company agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after a reasonable examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Company and any other recipient, and BISYS shall have no further responsibility with respect to such report.

    Rights of Ownership

    All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Company and all such other records and data shall be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason.

    Return of Records

    BISYS may at its option at any time, and shall promptly upon the Company's demand, turn over to the Company and cease to retain BISYS' files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records shall be retained by BISYS for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.

    Bank Accounts

    BISYS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Company with such bank or banks as are acceptable to the Company, as may be necessary or appropriate from time to time in connection with the transfer agency services to be performed hereunder. The Company shall be deemed to be the customer of such Bank or Banks for purposes of such accounts. To the extent that the performance of such services hereunder shall require BISYS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes hereunder, the Company shall provide such bank or banks with all instructions and authorizations necessary for BISYS to effect such disbursements.

    Representations and Warranties of the Company

    The Company represents and warrants to BISYS that:

      It is a business Company duly incorporated and validly existing under the laws of Massachusetts, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

      It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

      It has been in material compliance in all material respects with all laws and regulations applicable to its business and operations through the date hereof, except as otherwise expressly disclosed in writing to BISYS;

      This Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties;

      As of the opening of business on the Effective Date of this Agreement each Fund has authorized an unlimited number of shares of beneficial interest and has registered an indefinite number of shares with the SEC.

    The Company also represents and warrants that (i) the Company has adopted the written anti-money laundering program that has been submitted to BISYS pursuant to Section 19 (The "AML Program"), and has appointed an officer of the Company as the Company's anti-money laundering compliance officer ("AML Compliance Officer"), (ii) the AML Program and the designation of the AML Officer have been approved by the Board, (iii) the delegation of certain services thereunder to BISYS, as provided in Section 23, has been approved by the Board, and (d) the Company will submit any material amendments to the AML Program to BISYS for BISYS' review and consent prior to adoption in accordance with Section 21.

    Representations and Warranties of BISYS

    BISYS represents and warrants to the Company that:

      It is a corporation duly incorporated and validly existing under the laws of Ohio, and has full capacity and authority to enter into this agreement and to carry out its obligations hereunder;

      It has all necessary authorizations, licenses and permits to carry out its business as currently conducted;

      It has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable in connection with the performance of its duties under this Agreement;

      The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Company and BISYS' records, data, equipment, facilities and other property used in the performance of its obligations hereunder are reasonably adequate, and it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations hereunder; and

      this Agreement has been duly authorized by BISYS and, when executed and delivered by BISYS, will constitute a legal, valid and binding obligation of BISYS, enforceable against BISYS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY BISYS ARE COMPLETELY DISCLAIMED.

    The foregoing disclaimer does not negate indemnification obligations under Section 10.

    Insurance

    BISYS shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities hereunder. Upon the request of the Company, BISYS shall provide evidence that coverage is in place, BISYS shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled. Such notification shall include the date of cancellation or reduction and the reasons therefore. BISYS shall notify the Company promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company promptly should the total outstanding claims made by BISYS under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

    Information to be Furnished by the Company and Funds

    The Company has furnished to BISYS the following, as amended and current as of the Effective Date:

      A copy of the Articles of Incorporation of the Company and of any amendments thereto, certified by the proper official of the state of incorporation.

      A copy of the Company's Bylaws and any amendments thereto;

      A copy of the resolutions of the Board regarding approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct BISYS hereunder, and (B) authorization of BISYS to act as transfer agent, fund accountant, financial administrator and blue sky administrator for the Company.

      A certified list of all officers of the Company, with the Company's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Company or the Administrator or investment advisor), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct BISYS in all matters.

      A Copy of the current version of each of the following:

        Prospectuses and Statement of Additional Information;

        Distribution Agreement; and

        All other forms commonly used by the Company or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

      A certificate as to shares of the Company authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Company for all shares outstanding, such statement to be certified by the Treasurer of the Company.

      A copy of the Company's written AML Program, including any related Policies and Procedures.

    Information Furnished by BISYS

    BISYS will furnish evidence of the following to the Company upon its request:

      Approval of this Agreement by BISYS, and authorization of a specified officer of BISYS to execute and deliver this Agreement;

      Authorization of BISYS to act as transfer agent, fund accountant, financial administrator and blue sky administrator for the Company;

      The current BISYS "As-of Trading Policy; and

      The current version of BISYS written polices and procedures with respect to its provision of AML Services (as defined in Section 23 below).

    If applicable, BISYS shall furnish a copy of the relevant provisions of its internal policies on service of employees as executive officers of funds upon request.

    Amendments to Documents

    The Company shall furnish BISYS written copies of any amendments to, or changes in, any of the items referred to in Section 19 hereof forthwith upon such amendments or changes becoming effective. In addition, the Company agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Company, or the AML Program, which might have the effect of changing the procedures employed by BISYS in providing the services agreed to hereunder or which amendment might affect the duties of BISYS hereunder unless the Company first obtains BISYS' approval of such amendments or changes, which approval shall not be withheld unreasonably. BISYS shall furnish the Company with written copies of any amendments to, or changes in, any of the items referred to in this Section 21.

    Reliance on Amendments

    BISYS may rely on any amendments to or changes in any of the documents and other items to be provided by the Company pursuant to Sections 19 and 21 of this Agreement and, subject to the provisions of Section 7 hereof, the Company hereby indemnifies and holds harmless BISYS from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of BISYS in reasonable reliance upon such amendments and/or changes. Although BISYS is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 19 and 21 hereof, in the event the same relate to services provided by BISYS hereunder, BISYS shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains BISYS' written consent to and approval of such amendments or changes.

    Compliance with Laws

    Except for information which is the obligation of BISYS set forth in Section 11 hereof, the Company assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Company in compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. BISYS shall have no obligation to take cognizance of any laws relating to the sale of the Company's shares. The Company represents and warrants that all shares of the Company that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

    The Company acknowledges that it is a financial institution subject to the law entitled United and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. Patriot") Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts") and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the "Applicable AML Laws") in all relevant respects, subject to the delegation of certain responsibilities to BISYS, as provided in the next paragraph below.

    The Company hereby delegates to BISYS the performance, on behalf of the Company, of the anti-money laundering services set forth under Item 6 of Schedule B. (the "AML Services") with respect to the shareholder accounts maintained by BISYS pursuant to this Agreement and BISYS agrees to the foregoing delegation and agrees to perform such services in accordance with the Company's AML Program. In connection therewith, BISYS agrees to maintain policies and procedures, and related internal controls, that are consistent with the Company's AML Program and the requirement that the Company employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. BISYS' obligations under this delegation shall be subject to Sections 19 and 21, which require that the AML Program and any material amendments thereto be submitted to BISYS for its review and consent.

    The Company agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Company maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Company, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

    In connection with the foregoing delegation, the Company also acknowledges that the performance of the AML Services involves the exercise of discretion which in some circumstances may result in consequences to the Company and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts). In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, BISYS is granted the discretion to take any such action as may be authorized under the AML Program, and consultation with Company shall not be required in connection therewith unless specifically required under the AML Program, and (ii) the Company instructs BISYS that it may avail the Company of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

    As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by BISYS are subject to a more limited scope, as discussed in the Release concerning the final rule of the Department of the Treasury, 31 CFR 103 and of the Commission, 17 CFR 270, entitled Customer Identification Programs for Mutual Funds, issued on May 9, 2003, and subsequent guidance issued jointly by such agencies entitled Question and Answer Regarding the Mutual Fund Customer Identification Program Rule (31 CFR 103.131) issued on August 11, 2003.

    Notices

    Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Company, to __________________; Attn: ____________________, with a copy to __________________________; and if to BISYS, to it at 3435 Stelzer Road, Columbus, Ohio 43219; Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

    Assignment

    This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 25 shall not limit or in any way affect BISYS' right to use agents or appoint a Sub-Agent pursuant to Section 2 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

    Governing Law

    This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

    Activities of BISYS

    The services of BISYS rendered to the Company hereunder are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that Directors, officers, employees and Shareholders of the Company are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS and its counsel are or may be or become similarly interested in the Company, and that BISYS may be or become interested in the Company as a Shareholder or otherwise

    Privacy

    Nonpublic personal financial information relating to consumers or customers of the Company provided by, or at the direction of the Company to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent, shall be considered confidential information. BISYS shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS except at the direction of the Company or as required or permitted by law (including Applicable AML Laws). BISYS represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Company. The Company represents to BISYS that it has adopted a Statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

    Miscellaneous

      Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the Prior Agreements.

      This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

      * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

CAPSTONE CHRISTIAN VALUES FUNDS, INC.
By: Name: Title:
BISYS FUND SERVICES OHIO, INC.
By: Name: Title:

      SCHEDULE A

      TO THE MASTER SERVICES AGREEMENT

      BETWEEN

      BISYS FUND SERVICES OHIO, INC. AND

      CAPSTONECHRISTIAN VALUES FUNDS, INC.

      FUND(S)

      CHRISTIAN STEWARDSHIP LARGE CAP FUND

      SCHEDULE B TO

      THE MASTER SERVICES AGREEMENT

      BETWEEN

      BISYS FUND SERVICES OHIO, INC.

      AND CAPSTONE CHRISTIAN VALUES FUNDS, INC.

      Transfer Agency Services

          Shareholder Transactions

            Process shareholder purchase and redemption orders.

            Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

            Issue confirmations in compliance with Rule l0b-10 under the Securities Exchange Act of 1934, as amended.

            Issue periodic statements for shareholders.

            Process transfers and exchanges.

            Process dividend payments, including the purchase of new shares, through dividend reimbursement.

          Shareholder Information Services

            Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

            Produce detailed history of transactions through duplicate or special order statements upon request.

            Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

          Compliance Reporting

            Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, hic. and the States in which the Fund is registered.

            Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

            Issue tax withholding reports to the Internal Revenue Service.

          Dealer/Load Processing (if applicable)

            Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

            Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

            Calculate fees due under 12b-1 plans for distribution and marketing expenses.

            Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

          Shareholder Account Maintenance

            Maintain all shareholder records for each account in the Company.

            Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

            Record shareholder account information changes.

            Maintain account documentation files for each shareholder.

          Anti-Money Laundering Services

            Verify shareholder identity upon opening new accounts.

            Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency's designated agent, in each case consistent with the Company's AML Program.

            Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Company's AML Program.

            Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

            Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Company's AML Program, and make the same available for inspection by (i) the Company's AML Compliance Officer, (ii) any auditor of the Company's AML Program or related procedures, policies or controls that has been designated by the Company in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Company's AML Compliance Officer.

          Transfer Agency Reports

          Daily Shareholder Activity Journal

          Daily Fund Activity Summary Report

            Beginning Balance

            Transactions

            Shareholder Transactions

            Reinvested Dividends

            Exchanges

            Adjustments

            Ending Balance

          Daily Wire and Check Registers

          Monthly Dealer Processing Reports

          Monthly Dividend Reports

          Sales Data Reports for Blue Sky Registration

          A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

          Such special reports and additional information that the parties may agree upon, from time to time.

          In addition to the forgoing, following each quarterly period, BISYS will provide a report to the following effect pertaining to the AML Services rendered by BISYS hereunder during such quarterly period:

          performed good order review for all new and reregistered accounts;

          performed acceptance review for all monetary instruments received;

          administered signature guarantee policy in accordance with prospectus requirements;

          administered escrow hold policy in accordance with prospectus requirements;

          verified customer address changes;

          verified customer identification for all new accounts and all name changes on existing accounts;

          monitored all purchase transactions made with cash equivalents totaling in excess of $10,000 resulting in the filing of Form 8300 reports during the period. The Fund does not accept cash or currency;

          monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

          reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of accounts during the period;

          created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds; and

          maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund's anti-money laundering program for all BISYS transfer agent services.

          The following will be provided in such report if the Company falls under the related USA PATRIOT Act provisions:

          performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

          performed required due diligence on any new correspondent accounts opened during the period.

          SCHEDULE C

          TO THE MASTER SERVICES AGREEMENT

          BETWEEN

          BISYS FUND SERVICES OHIO, INC.

          AND

          CAPSTONE CHRISTIAN VALUES FUNDS, INC.

          FUND ACCOUNTING SERVICES

              BISYS will keep and maintain the following books and records of each Fund pursuant to Rule 31a- I (the "Rule") under the Investment Company Act of 1940, as amended (the 1940 Act"):

                Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(i) of the Rule;

                Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

              In addition to the maintenance of the books and records specified above, BISYS shall perform the following accounting services daily for each Fund:

                Calculate the net asset value per share utilizing prices obtained from the sources described in subsection (b) (2) below;

                Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Administrator, each Fund's investment adviser or its designee, as approved by the Company's Board;

                Verify and reconcile with the Funds' custodian all daily trade activity;

                Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

                Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

                Report to the Company the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

                Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

                Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Company;

                Update fund accounting system to reflect rate changes, as received from the Administrator or a Fund's investment adviser, on variable interest rate instruments;

                Post Fund transactions to appropriate categories;

                Accrue expenses of each Fund according to instructions received from the Administrator;

                Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

                Provide accounting reports in connection with the Company's regular annual audit and other audits and examinations by regulatory agencies; and

                Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.

              BISYS shall also perform the following additional accounting services for each Fund:

                Provide monthly a hard copy of the unaudited financial statements described below, upon request of the Company. The unaudited financial statements will include the following items:

                  Unaudited Statement of Assets and Liabilities,

                  Unaudited Statement of Operations,

                  Unaudited Statement of Changes in Net Assets, and

                  Unaudited Condensed Financial Information

                Provide accounting information for the following:

                  federal and state income tax returns and federal excise tax returns;

                  the Company's semi-annual reports with the Securities and Exchange Commission ("SEC") on Form N-SAR and the N-CSR;

                  the Company's annual and semi-annual shareholder reports and quarterly Board meetings;

                  registration statements on Form N-IA and other filings relating to the registration of shares;

                  the Administrator's monitoring of the Company's status as a regulated investment Company under Subchapter M of the Internal Revenue Code, as amended;

                  annual audit by the Company's auditors; and

                  examinations performed by the SEC.

                SCHEDULE D

                TO THE MASTER SERVICES AGREEMENT

                BETWEEN

                BISYS FUND SERVICES OHIO, INC.

                AND CAPSTONE CHRISTIAN VALUES FUNDS, INC.

                FINANCIAL ADMINISTRATION SERVICES

                Calculate contractual Company expenses and control all disbursements for the Company, subject to review and approval of an authorized officer of the Company (who is not a BISYS employee), including administration of director compensation on behalf of the Company, and as appropriate;

prepare drafts of the semi-annual report for each Fund; prepare and file the Company's Form N-SAR; and file all required notices pursuant to Rule 24f-2;

Supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Shareholders;

Calculate performance data of the Funds for dissemination to up to six (6) information services covering the investment company industry;

Coordinate and supervise the preparation and filing of the Company's tax returns;

Assist with any financial aspects of the design, development, and operation of the Funds, including new classes, expense policies and structures;

Make available appropriate individuals to serve as officers of the Company (to serve only in ministerial or administrative capacities relevant to BISYS' services hereunder), upon designation as such by the Board;

Monitor and advise the Company and its Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended; and

To assist the Company in connection with its obligations under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and Rule 30a-2 under the 1940 Act (collectively, with such other related regulatory provisions applicable to the Company, "Sarbanes-Oxley"), BISYS will internally establish and maintain controls and procedures ("BISYS internal controls") designed to ensure that information recorded, processed, summarized, or reported by BISYS and its affiliates on behalf of the Company and included in financial information certified by Company officers ("Certifying Officers") on Form N-CSR ("Reports") is (a) recorded, processed, summarized, and reported by BISYS within the time periods specified in the Commission's rules and forms and corresponding disclosure controls and procedures of the Funds ("Fund DCPs"), and (b) accumulated and communicated to the relevant Certifying Officers consistent with the Fund DCPs.

If requested by Certifying Officers with respect to a fiscal period during which BISYS serves or served as financial administrator, BISYS will provide a sub-certification consistent with the requirements of Sarbanes-Oxley pertaining to BISYS' services, solely for the purpose of providing a basis of support (as to information which has been prepared, processed and reported by BISYS, and as to BISYS internal controls) for the Certifying Officers to render the certifications required by Sarbanes-Oxley (or, if applicable with respect to a Report, inform the Certifying Officers of the reasons why the statements in such a certification would not be accurate). In rendering such sub-certifications concerning Company Reports, BISYS may (a) limit its representations to information prepared, processed and reported by BISYS; (b) rely upon and assume the accuracy of the information provided by officers and other authorized agents of the Company, including all Other Service Providers to the Company, and compliance by such officers and agents with the Fund DCPs, including but not limited to, the Company's investment adviser(s) and custodian; and (c) assume that the Company has selected the appropriate accounting policies for the Fund(s).

The Company shall assist and cooperate with BISYS (and shall cause its officers, investment advisers and other service providers to assist and cooperate with BISYS) to facilitate the delivery of information requested by BISYS in connection with the preparation of the Company's Form N-CSR, including Company financial statements, so that BISYS may submit a draft Report to the Company's committee responsible for overseeing the Company's Disclosure Controls and Procedures Committee ("Fund DCP Committee") prior to the date the relevant Report is to be filed. In connection with its review and evaluations, the Fund DCP Committee shall establish a schedule to ensure that all required disclosures in Form N-CSR and in the financial statements for each Fund are identified and prepared in a timeframe sufficient to allow review by the Fund DCP Committee (usually, at least 10 days prior to the date the relevant report is to be filed). At the request of the Company or its Certifying Officers, BISYS shall provide reasonable administrative assistance to the Company in connection with obtaining service provider sub-certifications, SAS-70 reports on internal controls, and any applicable representations to bring such certifications current to the end of the reporting period, and in preparing summaries of issues raised in such documents.

The Company shall, in its own capacity, take all reasonably necessary and appropriate measures to comply with its obligations under Sarbanes-Oxley. Without limitation of the foregoing, except for those obligations which are expressly delegated to or assumed by BISYS in this Agreement, the Company shall maintain responsibility for, and shall support and facilitate the role of each Certifying Officer and the Fund DCP Committee in, designing and maintaining the Fund DCPs in accordance with applicable laws, including (a) ensuring that the Fund DCP Committee and/or Certifying Officers obtain and review sub-certifications and reports on internal controls from the Company's investment adviser(s) and other service providers, if any, sufficiently in advance of the date upon which the relevant financial statements must be finalized by BISYS (in order to print, distribute and/or file the same hereunder), (b) evaluation of the effectiveness of the design and operation of the Fund DCP, under the supervision, and with the participation of, the Certifying Officers, within the requisite timeframe prior to the filing of each Report, and (c) ensuring that its Certifying Officers render the requisite certifications or take such other actions as may be permitted or required under applicable laws.

BLUE SKY ADMINISTRATION SERVICES

BISYS shall provide the following services relating to the qualification of shares for sale in the various states:

(1) prepare and file initial registrations for new Funds and amendments thereto (including the filing of such additional documents as may be need for such registrations);

(2) prepare and file renewal registrations for existing Funds (including the filing of such additional documents as may be need for such registration renewals);

(3) monitor blue sky fees and conduct fee analysis upon request;

(4) perform monthly random registration audits and annual renewal audits;

(5) maintain internal technical support specialist with responsibility for maintaining the Blue 2 System and interfacing with Transfer Agent when necessary;

(6) maintain an attorney with responsibility for analyzing legal issues related to state registration and who shall consult with counsel to the Company with respect to any material legal issue;

(7) communicate relevant changes in state regulations and industry proposals; and

(8) review and audit the blue sky state files and data provided by the Administrator or previous blue sky administrator as a one time new client audit to be completed within ninety (90) days following the Effective Date.

SCHEDULE E

TO THE MASTER SERVICES AGREEMENT

BETWEEN

BISYS FUND SERVICES OHIO, INC.

AND CAPSTONE CHRISTIAN VALUES FUNDS, INC.

FEES

The Company shall pay BISYS on the first business day of each month, or at such time(s) as BISYS shall request and the parties hereto shall agree, a bundled asset-based fee for fund accounting, financial administration and blue sky administration services, as well as transfer agency fees based on classes and accounts, as set forth below:

Fund Accounting / Financial Administration/Blue Sky Administration Bundled Fees

0 - $1,000,000,000	0.075% (7.5 basis points)
$1,000,000,001 and greater	0.065% (6.5 basis points)

For these purposes, the Funds of the Company shall be treated collectively with the other Capstone funds, as the asset-based fees are applied across the entire Capstone fund complex serviced by BISYS (the "Capstone fund complex"). The other funds in the Capstone fund complex currently consist of the underlying series of Capstone Social Ethics and Religious Values Fund (a Massachusetts business trust) and Capstone Growth Fund (a series of Capstone Series Fund, Inc., a Maryland Corporation).

An additional fee of $2,500 per annum shall apply to each additional class of shares of each Fund that has more than a single share class.

The foregoing asset-based fund accounting / financial administration/blue sky administration fees are subject to an aggregate minimum fee of $199,500 per annum, covering all existing Funds. Such minimum shall be raised by $28,500 for each additional fund that is added as a Fund hereunder.

Transfer Agency Fees

BISYS shall be entitled to receive transfer agency fees in accordance with the following schedule:

Annual Per-Account Fees:

Open Direct Account	$20
Open NSCC Matrix Level 3 Account	$17.50
Closed Account	$3

For these purposes, the following categories constitute an open account on the BISYS system in any one month: open account with balance, open account with zero balance, open account with negative balance and closed account with activity. Closed accounts with no activity in the month are considered a closed account for billing purposes.

Annual Class Fees:

$7,500 per class of each Fund (i.e., per CUSIP)

AML Fees and Expenses

The following reflects aggregate fees charged to the entire Capstone fund complex.

Annual program servicing: $4,500.00

(to be billed in equal monthly amounts of $375.00)

Systems costs:

Early Warning annual fee	$575.00
Early Warning per record cost	$0.17
for new account* registration review - does not apply to Network Level
III accounts
Equifax - per request cost	$5.00

*Changes to account registration information or other account--related information may result in characterizing the account as a "new account" for these purposes.

Out of Pocket Expense and Miscellaneous Charges

With the exception of the AML Fees and Expenses provided above, BISYS' out of pocket expenses and miscellaneous fees and charges, as provided for under Section 4 of the Agreement, are not included in the above fees and shall be payable to BISYS in accordance with such provisions of the Agreement.

CPI Adjustments

The minimum fee for fund accounting / financial administration/blue sky administration shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.